For investor information contact:
Leigh Salvo, Investor Relations
(650) 314-1000
ir@catapult.com

CATAPULT COMMUNICATIONS ANNOUNCES REVISED

FOURTH FISCAL QUARTER REVENUE AND INCOME ESTIMATES

Mountain View, CA—October 23, 2008—Catapult Communications Corporation (Nasdaq: CATT) today announced that revenues for its fourth fiscal quarter ended September 30, 2008 are currently expected to slightly exceed the Company’s original guidance of $9.1 million, and that income before taxes and non-cash stock option costs is expected to significantly exceed the Company’s original breakeven guidance due to uncharacteristically strong gross profit margins together with unanticipated foreign currency exchange gains.

As previously announced, the Company intends to report fourth quarter and full fiscal year 2008 financial results after the end of regular trading on Thursday, November 6, 2008.

Forward Looking Statements

The statements in this press release regarding the Company’s expected fourth fiscal quarter revenues, gross profit margins, exchange gains and income before taxes and non-cash stock option costs are forward-looking statements. These statements are subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the Company’s final review and determination of its revenues and expenses for the quarter. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

About Catapult Communications

Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers, including Alcatel-Lucent, Ericsson, Motorola, NEC, NTT DoCoMo, Nortel and Nokia Siemens Networks. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants—spanning LTE, IMS, WiMAX, mobile telephony, VoIP, GPRS, SS7, Intelligent Network, ATM and ISDN. The Company is committed to providing testing tools that are at the forefront of the telecom technology curve.

Catapult is headquartered at 160 South Whisman Road, Mountain View, CA 94041. Tel: 650-960-1025. International offices are located in the United Kingdom, Ireland, Germany, France, Finland, Sweden, Canada, Japan, China, India and the Philippines. Information about Catapult Communications can be found on the Web at www.catapult.com.

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